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Exhibit 10.8

INVENTORY PURCHASE AGREEMENT

BETWEEN

AGILENT TECHNOLOGIES INC

AND

FLEXTRONICS TECHNOLOGY (SHANGHAI) LTD.

EFFECTIVE MARCH 31st, 2006

Contract No. M1-06-012

INVENTORY PURCHASE AGREEMENT

        This INVENTORY PURCHASE AGREEMENT ("Agreement"), is dated and executed on March 31st, 2006 by and between AGILENT TECHNOLOGIES Inc., a Delaware company, ("Seller"), and FLEXTRONICS TECHNOLOGY (SHANGHAI) LTD., a Chinese company ("Buyer").

W I T N E S S E T H:

        WHEREAS, Seller is engaged through its Semiconductor Test Solutions business unit ("STS") in the business of manufacturing a variety of manufacturing test systems; and

        WHEREAS, Buyer's affiliated entity, Flextronics Telecom Services, Ltd. ("FTS") and Seller's affiliated entity, Agilent Technologies International Sarl ("ATIS"), have executed a Global Manufacturing Services Agreement with an effective date of March 2nd, 2006 ("MSA") under which Buyer manufactures products based on requirements provided by ATIS or an Eligible Buyer, as defined in the MSA (including Seller), and sells the manufactured products to ATIS or an Eligible Purchaser (including Seller); and

        WHEREAS, the STS business has been set up as a contract manufacturing facility; and

        WHEREAS, the inventory consisting of finished products, components, raw materials, packaging materials and work in progress related to STS is owned by Seller; and

        WHEREAS, Seller's affiliated company, Agilent Technologies Inc. intends to sell and transfer its STS assets to Buyer's affiliated company Flextronics International USA, Inc. on the basis of an Asset Purchase Agreement (the "Loveland APA"); and

        WHEREAS, in this context Buyer desires to purchase from Seller and Seller desires to sell to Buyer the inventory consisting of finished products, components, raw materials, packaging materials and work in progress related to STS;

        NOW, THEREFORE, in consideration of the promises and mutual covenants of the parties hereto, it is hereby agreed as follows:

1.     PURCHASE AND SALE OF INVENTORY ("ASSETS")

        1.1    Transfer of Assets.    Seller shall sell, convey, assign, transfer and deliver to Buyer, or, as the case may be, have Benchmark Inc. ("Benchmark"), an approved Agilent supplier, sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase and acquire from the Seller or from Benchmark the inventory consisting of finished products, components, raw materials, packaging materials and work in progress related to STS including any existing or future warranty claims which Seller might have against any third party in respect of such assets (collectively, the "Assets"). The transfer of Assets shall occur in three phases. The transfer of Assets in phase 1 shall occur from Benchmark Inc. to Buyer. The transfer of Assets in phases 2 and 3 shall occur from Seller to Buyer, but can also be from Benchmark to Buyer. Prior to Phase 2 and Phase 3 Seller shall in due course provide schedules for the Assets to be transferred to Buyer in the respective phase. For the avoidance of doubt, for the purposes of this Agreement, any purchase from Benchmark shall be deemed to be a purchase from Seller and Seller shall be fully responsible and shall hold Buyer harmless form any liability associated therewith, except for the payment of the purchase price for Assets transferred to Buyer.

        1.2    Closing.    The transfer of the Assets shall take place in three phases in March (Phase 1), in August—or such earlier date as mutually agreed by the parties—(Phase 2) and in September (Phase 3) provided that (i) the Loveland APA has been validly executed and (ii) the Closing Condition as defined in Section 1.3 of the Loveland APA has been fulfilled. Seller and Buyer shall then execute on the Closing Date a closing confirmation which shall confirm in writing both the transfer of the Assets as well as the date such transfer took place. On the Closing Date Seller shall also transfer to Buyer the Seller's records, files and other data (or copies thereof) relating to the Assets. The parties agree that upon transfer of the Assets the transfer of title shall also be accomplished.

        1.3    Asset Audit.    Seller and Buyer will conduct a full Physical Inventory during the one week prior to the Closing Date ("Blackout Period"). Following such Physical Inventory, the Parties shall jointly establish and agree on the Final Physical Inventory of Assets and its implications on the Purchase Price. Buyer and Seller will mutually agree to the final quantities and a respective Purchase Price Adjustment based on the result of the Physical Inventory.

2.     PURCHASE PRICE AND PAYMENT

        2.1    Purchase Price.    In consideration for the sale and transfer of the Assets and subject to the terms and conditions of this Agreement the purchase price shall be as follows.

          (a)   For the Assets transferred in phase 1, the purchase price shall amount to US $ 4,000,000.00 (according to a mutually conducted and agreed final physical inventory). Seller shall cause Benchmark Inc. to issue Buyer an invoice according to local laws and regulations subsequent to the transfer of the Phase 1 Assets to Buyer. Agilent shall reimburse Buyer if the assets purchased do not meet Agilent exacting requirements and Seller refuses to allow such material to be returned for credit. If Benchmark refuses to issue a credit note within 30 days of Buyers return of the non-conforming materials, Buyer at it's sole discretion will debit Agilent receivables for such amounts in dispute.

          (b)   For the Assets transferred in phases 2 and 3, the purchase price shall respectively be determined according to the schedules to be prepared by Seller. It is understood and agreed that for phase 2 the net purchase price shall not exceed US $ 4,500,000.00 and for phase 3 shall not exceed US $ 4,000,000.00 and will in both cases be established subsequent to a mutually conducted and agreed final physical inventory in accordance with Section 1.3 above. Seller or Benchmark shall issue Buyer an invoice according to local laws and regulations subsequent to the transfer of the Phase 2 Assets and the Phase 3 Assets to Buyer.

        2.2    Payment.

          (a)   The Purchase Price for the Assets purchased from Benchmark Inc. in phase 1 shall be payable within thirty (30) days after the receipt of Benchmark's invoice without any deductions. In case of a Purchase Price adjustment as per Section 1.3 above, such Purchase Price adjustment shall be payable by the Party obliged to make such adjustment within one week after establishment and agreement on the Final Physical Inventory of Assets, not earlier, however, than the Purchase Price. Seller shall compensate Buyer for the cost of capital associated with this payment terms and shall pay to Buyer US $ 71,500.00 within 10 days from Buyer's placement of the purchase order to Benchmark.

          (b)   The Purchase Price for the Assets purchased from Seller in phases 2 and 3 shall be payable within forty five (45) days after the receipt of Seller's invoice without any deductions. In the event, Buyer purchases directly from Benchmark, the Purchase Price shall be payable within thirty (30) days after the receipt of Benchmark's invoice. In such case, Seller will pay a 1/3% markup directly to Buyer on all material purchased from Benchmark. This will offset the difference in payment terms between Benchmark and Seller. In case of a Purchase Price adjustment as per Section 1.3 above, such Purchase Price adjustment shall be payable by the Party obliged to make such adjustment within one week after establishment and agreement on the Final Physical Inventory of Assets, not earlier, however, than the Purchase Price.

3.     REPRESENTATIONS AND WARRANTIES

        3.1    Due Organization.    Each party hereto represents and warrants to the other party that it is a duly organized and validly existing company under the laws of the jurisdiction of its incorporation and has the full right, power, and authority to enter into the transaction contemplated in this Agreement.

        3.2    Authorization.    Each party hereto represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on the part of such party.

        3.3    Tax Matters.    Seller has timely filed all Tax Returns and paid, deposited or reserved on its financial statements or books and records all Taxes in respect of Tax Returns required to have been filed with respect to the Assets and related business operations or appropriate extensions therefore have been properly obtained. There are no Liens or similar encumbrances on the Assets relating to or attributable to Taxes, except for Taxes not yet due and payable. Seller has no knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any lien against the Assets. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, transfer, net worth, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

        3.4    No further Representations.    Except for the representations and warranties contained in Sections 3.1 and 3.2, neither Seller nor any other person or entity grants any express or implied representation or warranty on behalf of Seller, explicitly the Assets will be sold "as is".

4.     MISCELLANEOUS

        4.1    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied (followed with confirmatory notice by overnight courier) or if mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

      If to Seller:

        Agilent Technologies Inc.
         5301 Stevens Creek Blvd.
        Building 54 M/S F1
        Santa Clara, CA 95051-7201
        Attention: Gayn Erickson

      With a Copy to:

        Agilent Technologies, Inc.
        395 Page Mill Road
        Palo Alto, California 94306
        Attention: General Counsel

      If to Buyer:

        Flextronics Technology (Shanghai) Ltd.
        305 Interlocken Parkway,
        Broomfield, Colorado, 80021 USA
         Attention: General Counsel

        or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third business day after the mailing thereof or on the first day after delivery by overnight courier.

        4.2    Application of Provisions of Loveland APA.    It is understood and agreed that Section 7 ("Miscellaneous") of the Loveland APA shall apply mutatis mutandis to this Agreement, including but not limited to the governing law and arbitration provisions.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AGILENT TECHNOLOGIES INC.
By:	/s/ JACK TRAUTMAN
Name:	Jack Trautman
Title:	SR VP & General Manager STS
FLEXTRONICS TECHNOLOGY (SHANGHAI) LTD.
By:	/s/ MANNY MARIMUTHU
Name:	Manny Marimuthu
Title:	Director

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  Exhibit 10.8
INVENTORY PURCHASE AGREEMENT BETWEEN AGILENT TECHNOLOGIES INC AND FLEXTRONICS TECHNOLOGY (SHANGHAI) LTD. EFFECTIVE MARCH 31st, 2006 Contract No. M1-06-012
INVENTORY PURCHASE AGREEMENT
W I T N E S S E T H